NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Third Quarter 2018 Results
Third quarter highlights:

•	Consolidated net sales of $2.1 billion, up 3% versus prior year

–	Organic sales growth of 4%

•	Cost of goods sold as a percentage of net sales of 80.8%

–	Gross margin of 19.2%, up 20 basis points sequentially

•	Operating profit of $97.5 million, up 10% versus prior year

–	Operating margin of 4.7%, up 30 basis points versus prior year

•	Earnings per diluted share of $1.41, up 26% versus prior year

•	Operating cash flow of $87.7 million; free cash flow of $80.4 million, or 121% of net income

•	Repurchased $25 million of shares; share repurchase authorization increased to $400 million
PITTSBURGH, November 1, 2018 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistics services, announces its results for the third quarter of 2018.
Mr. John J. Engel, WESCO's Chairman, President and CEO, commented, “We had another strong quarter and are pleased with our return to profitable growth in 2018. This is the third consecutive quarter that we delivered double-digit growth in operating profit and EPS. Organic sales growth was within our expected range for the quarter, with all end markets contributing. Operating margin expanded sequentially and year-over-year, reflecting the success of our value selling and margin improvement initiatives. Free cash flow generation was also very strong in the quarter, driven by effective working capital management. In addition, we have increased our current share repurchase authorization from $300 million to $400 million. After returning $25 million to shareholders in the third quarter via a share repurchase, we now plan on accelerating the pace of our share buyback program. The free cash flow generation capability of our business supports continued investment in our differentiated, services-oriented business model and One WESCO growth initiatives, including acquisitions, while providing us with the ability to return capital to our shareholders.”
The following are results for the three months ended September 30, 2018 compared to the three months ended September 30, 2017:

•
Net sales were $2.1 billion for the third quarter of 2018, compared to $2.0 billion for the third quarter of 2017, an increase of 3.4%. Organic sales for the third quarter of 2018 grew by 4.2% as foreign exchange rates negatively impacted net sales by 0.8%. Sequentially, net sales decreased 1.8% and organic sales increased 0.2%.

•
Cost of goods sold for the third quarter of 2018 was $1.7 billion and gross profit was $397.2 million, compared to cost of goods sold and gross profit of $1.6 billion and $385.4 million, respectively, for the third quarter of 2017. As a percentage of net sales, gross profit was 19.2% and 19.3% for the third quarter of 2018 and 2017, respectively. Gross margin was 10 basis points higher than the third quarter of 2017 excluding the reclassification of certain labor costs from selling, general and administrative expenses to cost of goods sold. This reclassification was previously noted in the first and second quarters of 2018.

•
Selling, general and administrative ("SG&A") expenses were $284.1 million, or 13.7% of net sales, for the third quarter of 2018, compared to $280.5 million, or 14.0% of net sales, for the third quarter of 2017.

•
Operating profit was $97.5 million for the third quarter of 2018, compared to $88.8 million for the third quarter of 2017, an increase of 9.8%. Operating profit as a percentage of net sales was 4.7% for the third quarter of 2018, compared to 4.4% for the third quarter of 2017.

•	Net interest and other for the third quarter of 2018 was $17.1 million, compared to $16.8 million for the third quarter of 2017.

•
The effective tax rate for the third quarter of 2018 was 17.2%, compared to 25.5% for the third quarter of 2017. The lower effective tax rate in the current quarter is primarily due to the Tax Cuts and Jobs Act of 2017, which permanently reduced the U.S. federal statutory income tax rate from 35% to 21%, effective January 1, 2018. Also, the discrete benefits resulting from audit settlements favorably impacted the effective tax rate for the third quarter of 2018.

•	Net income attributable to WESCO International, Inc. was $66.8 million for the third quarter of 2018, compared to $53.7 million for the third quarter of 2017, an increase of 24.4%.

•
Earnings per diluted share for the third quarter of 2018 was $1.41, based on 47.5 million diluted shares, compared to $1.12 for the third quarter of 2017, based on 47.8 million diluted shares, an increase of 25.9%.

•
Operating cash flow for the third quarter of 2018 was $87.7 million, compared to $14.3 million for the third quarter of 2017. Free cash flow for the third quarter of 2018 was $80.4 million, or 121% of net income, compared to $8.1 million, or 15% of net income, for the third quarter of 2017. Additionally, the Company repurchased $25 million of shares in the third quarter of 2018.

The following are results for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017:

•
Net sales were $6.2 billion for the first nine months of 2018, compared to $5.7 billion for the first nine months of 2017, an increase of 8.5%. Organic sales for the first nine months of 2018 grew by 7.9% as foreign exchange rates positively impacted net sales by 0.6%.

•
Cost of goods sold for the first nine months of 2018 was $5.0 billion and gross profit was $1.2 billion, compared to cost of goods sold and gross profit of $4.6 billion and $1.1 billion, respectively, for the first nine months of 2017. As a percentage of net sales, gross profit was 19.1% and 19.4% for the first nine months of 2018 and 2017, respectively. Contributing to the lower gross profit as a percentage of net sales for the first nine months of 2018 was the reclassification of certain labor costs from selling, general and administrative expenses to cost of goods sold. This reclassification was previously noted in the first and second quarters of 2018.

•
Selling, general and administrative expenses were $867.8 million, or 14.1% of net sales, for the first nine months of 2018, compared to $815.7 million, or 14.4% of net sales, for the first nine months of 2017. SG&A expenses for the first nine months of 2018 included the restoration of incentive compensation of approximately $16.0 million.

•
Operating profit was $262.0 million for the first nine months of 2018, compared to $238.0 million for the first nine months of 2017, an increase of 10.1%. Operating profit as a percentage of net sales was 4.2% for both the current and prior nine month periods.

•
Net interest and other for the first nine months of 2018 was $54.6 million, compared to $49.4 million for the first nine months of 2017. For the nine months ended September 30, 2018, net interest and other includes a foreign exchange loss of $3.0 million from the remeasurement of a financial instrument, as well as accelerated amortization of debt discount and debt issuance costs totaling $0.8 million due to early repayments on our term loan facility.

•
The effective tax rate for the first nine months of 2018 was 19.3%, compared to 25.3% for the first nine months of 2017. The lower effective tax rate in the current year is primarily due to the Tax Cuts and Jobs Act of 2017, which permanently reduced the U.S. federal statutory income tax rate from 35% to 21%, effective January 1, 2018.

•	Net income attributable to WESCO International, Inc. was $169.2 million for the first nine months of 2018, compared to $140.9 million for the first nine months of 2017, an increase of 20.1%.

•
Earnings per diluted share for the first nine months of 2018 was $3.56, based on 47.5 million diluted shares, compared to $2.90 for the first nine months of 2017, based on 48.6 million diluted shares, an increase of 22.8%.

•
Operating cash flow for the first nine months of 2018 was $174.5 million, compared to $81.1 million for the first nine months of 2017. Free cash flow for the first nine months of 2018 was $150.8 million, or 90% of net income, compared to $65.1 million, or 46% of net income, for the first nine months of 2017. Additionally, the Company repurchased $25 million of shares in the first nine months of 2018.

Mr. Engel continued, “We remain steadfast in our continued commitment to deliver profitable growth in 2018 and beyond. Based on our year-to-date results and our positive view of the end markets, we have narrowed the ranges for our full-year expectations for sales, operating margin and EPS and increased our expectations for free cash flow generation to be approximately 100% of net income.”
Mr. Engel added, “As outlined last quarter, we are providing our first end market outlook for 2019 today. We expect all of our end markets to remain healthy and to continue to provide excellent profitable growth opportunities for WESCO. Our outlook includes above-market sales results, execution of our profitable growth initiatives, investments in our people and processes, and maintaining our cost and cash management discipline. As a result, we expect sales growth in the range of 3% to 6% for next year and will provide the balance of our 2019 outlook during our fourth quarter earnings call in January. Customers are seeking continuous improvement and supply chain stability in an increasingly complex and rapidly changing world. Our talented team of associates and our robust portfolio of products and value-added services continue to differentiate WESCO in providing our customers with complete solutions for their MRO, OEM and capital project needs.”
Webcast and Teleconference Access

WESCO will conduct a webcast and teleconference to discuss the third quarter of 2018 earnings as described in this News Release on Thursday, November 1, 2018, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at www.wesco.investorroom.com. The call will be archived on this internet site for seven days.
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2017 annual sales were approximately $7.7 billion. The company employs approximately 9,100 people, maintains relationships with over 26,000 suppliers, and serves approximately 70,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates 10 fully automated distribution centers and approximately 500 branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact Information:
Will Ruthrauff, Director, Investor Relations
(412) 454-4220
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2018		September 30, 2017
Net sales	$2,067.2		$2,000.2
Cost of goods sold (excluding	1,670.0	80.8%	1,614.8	80.7%
depreciation and amortization)
Selling, general and administrative expenses (1)	284.1	13.7%	280.5	14.0%
Depreciation and amortization	15.6		16.1
Income from operations	97.5	4.7%	88.8	4.4%
Net interest and other (1)	17.1		16.8
Income before income taxes	80.4	3.9%	72.0	3.6%
Provision for income taxes	13.8		18.4
Net income	66.6	3.2%	53.6	2.7%
Net loss attributable to noncontrolling interests	(0.2)		(0.1)
Net income attributable to WESCO International, Inc.	$66.8	3.2%	$53.7	2.7%

Earnings per diluted common share	$1.41		$1.12
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
share (in millions)	47.5		47.8

(1)
The Company adopted Accounting Standards Update (ASU) 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, on a retrospective basis during the first quarter of 2018. This ASU requires the disaggregation of service cost from the other components of net periodic benefit cost. For the three months ended September 30, 2018 and 2017, the non-service cost components of net periodic benefit cost aggregated to a benefit of $0.5 million and are included in net interest and other.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Nine Months Ended
	September 30, 2018		September 30, 2017
Net sales	$6,165.2		$5,682.4
Cost of goods sold (excluding	4,988.1	80.9%	4,580.9	80.6%
depreciation and amortization)
Selling, general and administrative expenses (1)	867.8	14.1%	815.7	14.4%
Depreciation and amortization	47.3		47.8
Income from operations	262.0	4.2%	238.0	4.2%
Net interest and other (1)	54.6		49.4
Income before income taxes	207.4	3.4%	188.6	3.3%
Provision for income taxes	40.1		47.7
Net income	167.3	2.7%	140.9	2.5%
Net loss attributable to noncontrolling interests	(1.9)		—
Net income attributable to WESCO International, Inc.	$169.2	2.7%	$140.9	2.5%

Earnings per diluted common share	$3.56		$2.90
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
share (in millions)	47.5		48.6

(1)	For the nine months ended September 30, 2018 and 2017, the non-service cost components of net periodic benefit cost aggregated to a benefit of $1.4 million and are included in net interest and other.

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$142.8	$118.0
Trade accounts receivable, net	1,265.9	1,170.1
Inventories	926.8	956.1
Other current assets	171.0	164.7
Total current assets	2,506.5	2,408.9

Other assets	2,272.3	2,326.6
Total assets	$4,778.8	$4,735.5

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$813.4	$799.5
Short-term borrowings and current debt	32.3	35.3
Other current liabilities	205.8	206.2
Total current liabilities	1,051.5	1,041.0

Long-term debt, net	1,229.3	1,313.3
Other noncurrent liabilities	266.2	265.1
Total liabilities	2,547.0	2,619.4

Stockholders' Equity
Total stockholders' equity	2,231.8	2,116.1
Total liabilities and stockholders' equity	$4,778.8	$4,735.5

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Nine Months Ended
	September 30, 2018	September 30, 2017
Operating Activities:
Net income	$167.3	$140.9
Add back (deduct):
Depreciation and amortization	47.3	47.8
Deferred income taxes	12.2	8.4
Change in trade receivables, net	(104.2)	(174.7)
Change in inventories	23.2	(86.7)
Change in accounts payable	18.2	138.3
Other	10.5	7.1
Net cash provided by operating activities	174.5	81.1

Investing Activities:
Capital expenditures	(23.7)	(16.0)
Other	3.6	3.5
Net cash used in investing activities	(20.1)	(12.5)

Financing Activities:
Debt (borrowings) repayments, net	(90.4)	17.8
Equity activity, net	(27.1)	(106.7)
Other	(7.4)	(3.2)
Net cash used in financing activities	(124.9)	(92.1)

Effect of exchange rate changes on cash and cash equivalents	(4.7)	7.5

Net change in cash and cash equivalents	24.8	(16.0)
Cash and cash equivalents at the beginning of the period	118.0	110.1
Cash and cash equivalents at the end of the period	$142.8	$94.1

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, financial leverage, earnings before interest, taxes, depreciation and amortization (EBITDA), and free cash flow. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, and the use of debt and liquidity on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except organic sales data)
(Unaudited)

	Three Months Ended	Nine Months Ended
Organic Sales Growth:	September 30, 2018	September 30, 2018

Change in net sales	3.4%	8.5%
Impact from acquisitions	—%	—%
Impact from foreign exchange rates	(0.8)%	0.6%
Impact from number of workdays	—%	—%
Organic sales growth	4.2%	7.9%

Three Months Ended
Organic Sales Growth - Sequential:	September 30, 2018

Change in net sales	(1.8)%
Impact from acquisitions	—%
Impact from foreign exchange rates	(0.4)%
Impact from number of workdays	(1.6)%
Organic sales growth	0.2%
Note: Organic sales growth is a measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions in the first year of ownership, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended		Nine Months Ended
Gross Profit:	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Net sales	$2,067.2	$2,000.2	$6,165.2	$5,682.4
Cost of goods sold (excluding depreciation and amortization)	1,670.0	1,614.8	4,988.1	4,580.9
Gross profit	$397.2	$385.4	$1,177.1	$1,101.5
Gross margin	19.2%	19.3%	19.1%	19.4%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	September 30, 2018	December 31, 2017

Income from operations (1)	$342.9	$319.2
Depreciation and amortization	63.6	64.0
EBITDA	$406.5	$383.2

	September 30, 2018	December 31, 2017
Short-term borrowings and current debt	$32.3	$35.3
Long-term debt	1,229.3	1,313.3
Debt discount and debt issuance costs (2)	10.6	14.2
Total debt	1,272.2	1,362.8
Less: cash and cash equivalents	142.8	118.0
Total debt, net of cash	$1,129.4	$1,244.8

Financial leverage ratio	3.1	3.6
Financial leverage ratio, net of cash	2.8	3.2

(1)
Due to the adoption of ASU 2017-07 on a retrospective basis in the first quarter of 2018, the Company classified the non-service cost components of net periodic benefit cost as part of net interest and other for the twelve months ended September 30, 2018 and December 31, 2017. These components aggregated to a benefit of $1.9 million and $1.8 million, respectively.

(2)	Long-term debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs.
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, including debt discount and debt issuance costs, by EBITDA. Financial leverage ratio, net of cash is calculated by dividing total debt, including debt discount and debt issuance costs, net of cash, by EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization.

	Three Months Ended		Nine Months Ended
Free Cash Flow:	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Cash flow provided by operations	$87.7	$14.3	$174.5	$81.1
Less: Capital expenditures	(7.3)	(6.2)	(23.7)	(16.0)
Free cash flow	$80.4	$8.1	$150.8	$65.1
Percentage of net income	121%	15%	90%	46%
Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities.